UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2021

TRACON Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-36818	34-2037594
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4350 La Jolla Village Drive, Suite 800 San Diego, California		92122
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 550-0780 ____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TCON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).       Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2021, the Board of Directors (the “Board”) of TRACON Pharmaceuticals, Inc. (the “Company”) appointed Dr. Lisa Johnson-Pratt as a director of the Company. Dr. Johnson-Pratt will serve as a Class III director, with an initial term expiring at the Company’s 2021 Annual Meeting of Stockholders. Dr. Johnson-Pratt will not initially serve on any committees of the Board.

Dr. Johnson-Pratt brings more than two decades of broad business and commercialization leadership experience to TRACON. Dr. Johnson Pratt currently serves as Sr. Vice President, New Product Planning at Ionis Pharmaceuticals, Inc. (Nasdaq: IONS) which is focused on discovering, developing and commercializing RNA-targeted therapeutics for a broad range of diseases.  Dr.  Johnson-Pratt joined Ionis following its acquisition of Akcea Therapeutics, where she was an Executive Council Member and led an integrated medical team responsible for the commercialization strategy of two novel late stage antisense assets.  Prior to that, Dr. Johnson-Pratt was Head of Global Pharma Commercial Operations at GSK. During her time at GSK, she also served as Head of Early Pipeline Commercial Strategy supporting assets in early-stage development across multiple therapeutic areas, including oncology. From 1996 to 2013, Dr. Johnson-Pratt held clinical development and commercial leadership roles at Merck & Co., Inc.  During this time, she led global marketing strategy, country operations and global band management teams. Her career has spanned globally, including time in China and Vietnam, supporting products that have contributed strongly to improving patient health for vulnerable patients. Dr. Johnson-Pratt received her medical degree and completed her residency in Internal Medicine, from Howard University. She completed a Fellowship in Clinical Pharmacology and Pharmaceutical Medicine at Howard University.  She holds a Diploma of Pharmaceutical Medicine from the Royal College of Physicians. Dr. Johnson-Pratt is the Founder of Ananias Ventures which supports projects focused on issues related to vulnerable women and children, and is on the board of Young People in Recovery (YPR) a national non-profit that supports young people to thrive after recovering from substance abuse.

Pursuant to the Company’s non-employee director compensation policy and under the Company’s 2015 Equity Incentive Plan, Dr. Johnson-Pratt was granted a nonstatutory stock option to purchase 21,000 shares of the Company’s common stock in connection with her appointment to the Board, at an exercise price equal to $8.93, the closing market price per share of the Company’s common stock on the Nasdaq Capital Market on the date of grant, subject to vesting in three equal annual installments measured from the date of grant. Dr. Johnson-Pratt will also receive an annual cash retainer totaling $40,000 for her Board service, which is payable quarterly. The Company also entered into its standard form of indemnification agreement for directors and officers with Dr. Johnson-Pratt, which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2021. The Company is not aware of any transaction involving Dr. Johnson-Pratt requiring disclosure under Item 404(a) of Regulation S-K.

On March 8, 2021, the Company issued a press release announcing the appointment of Dr. Johnson-Pratt to the Board. A copy of this press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	TRACON Pharmaceuticals, Inc. press release dated March 8, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2021	TRACON Pharmaceuticals, Inc.

	By:	/s/ Charles P. Theuer, M.D., Ph.D.
	Name:	Charles P. Theuer, M.D., Ph.D.
President and Chief Executive Officer